Exhibit 2.2


                          STOCK PURCHASE AGREEMENT


                                  BETWEEN


                        Chamberlin Natural Foods, Inc.,
                            a Florida corporation


                  Dale C. Bennett, Dale C. Bennett as Trustee
         of the Alice M. Bennett Irrevocable Trust dated August 8, 1991,
           Dale C. Bennett as Trustee of the Dale C. Bennett Revocable
             Trust dated August 8, 1991, Kirk D. Bennett and
                     Chad W. Bennett as Trustees of the
                  Dale C. Bennett Irrevocable Trust No. 1,
                    Chad W. Bennett, and Kirk D. Bennett


                                    AND


                         Food for Health Co., Inc.,
                           an Arizona corporation





                         Dated:  February 24, 1999


TABLE OF CONTENTS



1.  Purchase and Sale of Stock ..............................................1

2.  Purchase Price...........................................................1
    2.1  Allocation of Purchase Price Among Shareholders.....................2

3.  Closing..................................................................2

4.  Shareholders' Obligations at Closing; Further Assurances ................3

5.  Representations and Warranties by Shareholders...........................3

6.  Representations and Warranties by Bennett................................4
    6.1  Organization, Standing and Qualification............................4
    6.2  Subsidiaries........................................................4
    6.3  Transactions with Certain Persons...................................4
    6.4  Capitalization......................................................5
    6.5  Financial Statements................................................5
    6.6  Absence of Undisclosed Liabilities..................................6
    6.7  Taxes.............................................................. 6
    6.8  Absence of Changes or Events........................................6
    6.9  Litigation..........................................................8
    6.10 Compliance with Laws and Other Instruments..........................8
    6.11 Title to Properties.................................................9
    6.12 Schedules...........................................................9
    6.13 Proprietary Rights.................................................11
    6.14 No Guaranties......................................................11
    6.15 Records............................................................11
    6.16 Broker's Fees......................................................11
    6.17 Environmental, Health, and Safety Matters..........................11
    6.18 Intellectual Property..............................................13

7.  Representations and Warranties by Purchaser.............................15
    7.1  Organization.......................................................15
    7.2  Authorization and Approval of Agreement............................15
    7.3  Execution, Delivery and Performance of Agreement...................16
    7.4  Litigation.........................................................16
    7.5  Broker's Fees......................................................16

8.  Conduct of Business Prior to Closing....................................16
    8.1  Consents and Approvals.............................................16

9.  Investigation, Confidentiality and Exclusivity..........................17
    9.1  Investigations.....................................................18
    9.2  Confidentiality....................................................18
    9.3  Press Releases.....................................................18
    9.4  Disposition of Property Upon Termination...........................18
    9.5  Exclusivity........................................................19

10. Director and Shareholders Authorizations................................19

11. Conditions Precedent to Purchaser's Obligations.........................19
    11.1  Approval of Agreement.............................................19
    11.2  Additional Documents..............................................19
    11.3  Representations...................................................19
    11.4  Covenants.........................................................20
    11.5  Diligence.........................................................20
    11.6  Closing Financial Statements......................................20
    11.7  Certificate.......................................................20
    11.8  Good Standing.....................................................20
    11.9  Huntington Bank Confirmation......................................20
    11.10 Affiliate Confirmation............................................20
    11.11 Short-Term Liability..............................................21
    11.12 Opinion...........................................................21
    11.13 Environmental Report..............................................21

12. Conditions Precedent to Company's and Shareholders' Obligations.........21
    12.1  Representations...................................................21
    12.2  Covenants.........................................................21
    12.3  Certificate.......................................................21
    12.4  Payment to Huntington Bank Insiders, and Short-Term Liability.....21
    12.5  Opinion...........................................................22
    12.6  Purchase Price....................................................22
    12.7  Phantom Stock Plan................................................22

13. Indemnification.........................................................22
    13.1  By Shareholders...................................................22
    13.2  By Purchaser......................................................22
    13.3  Procedure.........................................................23
    13.4  Contribution......................................................23

14. Offset..................................................................23

15. Survival of Representations and Warranties..............................23

16. Notices.................................................................23

17. Legal and Other Costs...................................................24
    17.2  Expenses..........................................................24

                                       ii

18. Miscellaneous...........................................................24


                                       iii



                           STOCK PURCHASE AGREEMENT


    THIS STOCK PURCHASE AGREEMENT ("Agreement") dated as of February 24, 1999 (the "Effective Date"), by and among Chamberlin Natural Foods, Inc., d.b.a. Chamberlin's Market & Cafe, a Florida corporation, having its principal office at 430 North Orlando Avenue, Winter Park, Florida 32789 ("CNF"), Food for Health Co., Inc., an Arizona corporation, having its principal office at 3655 West Washington Street, Phoenix, Arizona 85009 ("Purchaser"), Dale C. Bennett ("Bennett"), and Dale C. Bennett as Trustee of the Alice M. Bennett Irrevocable Trust dated August 8, 1991 (the "Alice Bennett Trust"), Dale C. Bennett as Trustee of the Dale C. Bennett Revocable Trust dated August 8, 1991, Kirk D. Bennett and Chad W. Bennett as Trustees of the Dale C. Bennett Irrevocable Trust No. 1, Chad W. Bennett, and Kirk D. Bennett, as sole shareholders of CNF (collectively, the "Shareholders"). CNF is sometimes referred to as the "Company."

                                  RECITALS:

    A. CNF is in the business of operating retail stores for the purpose of selling natural foods, supplements, and health and beauty care products to the consuming public.

    B. Shareholders own all the issued and outstanding shares of capital stock in CNF.

    C. Purchaser wishes to acquire the ongoing business of CNF and has agreed to purchase the issued and outstanding capital stock of CNF.

                                 AGREEMENT:

    In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

    1. PURCHASE AND SALE OF STOCK. Subject to and upon the terms and conditions set forth in this Agreement, the Shareholders will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing hereunder, all of the outstanding stock of the Company (the "Shares"), free and clear of all liabilities, obligations, liens and encumbrances.

    2. PURCHASE PRICE. In consideration of the transfer and delivery of the Shares by Shareholders to Purchaser, and in reliance upon the representations and warranties made in this Agreement by Company and Shareholders, Purchaser will pay to Shareholders a total purchase price of:

                  o   $2,360,000;

                  o less $400,000 payable to Bennett for a non-competition agreement;

                  o less the amount, if any, by which the total liabilities of Company as of the close of business on the last day of the month preceding the Closing exceed $3,500,000 (the "Purchase Price").

The Purchase Price shall be payable by check or wire in two installments. The first installment shall be paid at the Closing in the amount of the difference between the Purchase Price and the "Holdback Amount," which is defined as an amount equal to 10% of the Purchase Price. The second installment shall be paid 180 days after the Closing in the amount of the Holdback Amount less all Liabilities against which Shareholders is obligated to indemnify Purchaser under Section 13.1. In addition to the Purchase Price, Purchaser shall pay at Closing $400,000 to Bennett for an employment and non-competition agreement between Purchaser and Bennett attached as Exhibit A.

        2.1 ALLOCATION OF PURCHASE PRICE AMONG SHAREHOLDERS. The Purchase Price shall be paid and allocated among the Shareholders as follows:

           INITIAL INSTALLMENT                 PERCENTAGE OF PURCHASE PRICE
           -------------------                 ----------------------------
     Dale C. Bennett Revocable  Trust                   34.95%
     Dale C. Bennett Irrevocable Trust No. 1            23.10%
     Alice M. Bennett Revocable Trust                   18.75%
     Kirk D. Bennett                                     6.60%
     Chad W. Bennett                                     6.60%

            SECOND INSTALLMENT
            ------------------
     Dale C. Bennett Revocable Trust                    10.00%
                                                       ------
                                                       100.00%

    3. CLOSING. The Closing shall take place on the date when each of the conditions precedent hereunder have been either satisfied or waived by the party for whose benefit the condition exists, provided that (i) the Closing must occur within 120 days after the Effective Date of this Agreement, and
(ii) the Closing must occur either on March 29, 1999, April 25, 1999 or May 23, 1999 or such other date as Purchaser and Company may agree. The Closing shall take place at 9:00 a.m. local time at the offices of Company or such other time and place as Purchaser and Company may agree upon. The day on which the Closing actually takes place is sometimes referred to as the Closing Date.

                                       2


    4.  SHAREHOLDERS' OBLIGATIONS AT CLOSING; FURTHER ASSURANCES.

        4.1  At the Closing, Company and Shareholders will deliver to
Purchaser:

             4.1.1 stock certificates representing the Shares, together with assignments separate from certificates duly executed by the Shareholders; and

             4.1.2 all documents required to be delivered to Purchaser under the provisions of this Agreement.

        4.2 At any time and from time to time after the Closing, at Purchaser's request and without further consideration, the Company and Shareholders will execute and deliver such other instruments of sale, transfer, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively convey to Purchaser, and to confirm Purchaser's title to, the Shares, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto.

    5.  REPRESENTATIONS AND WARRANTIES BY SHAREHOLDERS.

    Each Shareholder as to itself represents and warrants that: (a) it is the lawful record and beneficial owner of all of the Shares of the Company's capital stock set forth on Schedule 6.4, with absolute right to sell them and with full title thereto, free and clear of any liens, claims, encumbrances or restrictions of any kind; (b) as to such Shares so owned by it, all are validly issued and outstanding, fully paid and nonassessable; there are no undisclosed interests, present or future, in the Shares or the ownership of the Company, nor do any of them know of any assertion of such an interest, or of any facts or circumstances which would give any person any such present or future interest or entitle any person to assert such an interest; (c) there are no provisions of any contract, indenture, agreement or other instrument to which the Shareholder is a party or to which the Shares it owns are subject which would prevent, limit, or condition the sale or transfer of the Shares it owns or the operation of the Company to the Purchaser; (d) neither the execution, delivery nor performance of this Agreement by Company, or the Shareholder will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of any law, rule or regulation or any order, judgment or decree to which the Shareholder is a party or by which it may be bound or affected; (e) the Shareholder has the full power and authority to enter into this Agreement, to make the representations, warranties and covenants contained herein and to carry out the transactions contemplated hereby, and all proceedings required to be taken by the Shareholder to authorize the execution, delivery and performance of this Agreement and the

                                       3


agreements relating hereto have been properly taken, and this Agreement constitutes the valid and binding agreement of the Shareholder; and (f) neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Shareholder is subject or, any provision of its trust documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which it is bound or to which any of his or its assets is subject.

    6. REPRESENTATIONS AND WARRANTIES BY BENNETT. Bennett represents and warrants to Purchaser as follows:

        6.1 Organization, Standing and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of Florida. Company has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement. Company is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. For purposes of this Agreement, the "business" of the Company shall be deemed to include all web sites owned and controlled by Company and all other assets of the Company, which are related to the operations of the Company. Bennett has delivered to Purchaser true and complete copies of Company's Articles of Incorporation and all amendments thereto and the Bylaws of Company as presently in effect, certified as true and correct by Company's Secretary. This Agreement constitutes the valid and legally binding obligation of Company, Bennett and the Shareholders, enforceable in accordance with its terms and conditions. Neither Company, Bennett, nor Shareholders need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other person or entity in order to consummate the transactions contemplated by this Agreement.

        6.2 Subsidiaries. The Company has no subsidiaries and no interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity other than as disclosed in this
Section 6.2. The business carried on by the Company has not been conducted through any other direct or indirect subsidiary or affiliate of any shareholders. Bennett, Chad Bennett and Kirk Bennett (collectively, the "Bennetts") and each Shareholder within the last three years has been involved as owner, management, employee or consultant in no business other than Company, except that Kirk Bennett owns Performance Water Company, a supplier of water filters to the Company in arms-length transactions representing expenditures by the Company in the approximate aggregate amount of $5,000 annually.

        6.3  Transactions with Certain Persons.  Except as set forth on
Schedule 6.3 and except for transactions not material to Company or its financial condition, during the past three years Company has not, directly or

                                       4


indirectly, (a) purchased, leased or otherwise acquired any property or obtained any services from, or (b) sold, leased or otherwise disposed of any property or furnished any services to, or (c) otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Company), in the ordinary course of business or otherwise, (i) any shareholders of Company or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Company or any shareholders of Company. Except as set forth in Schedule 6.3, Company does not owe any material amount to, or have any contract or commitment to pay any material amount or to incur any material liability on behalf of, any of its shareholders, directors, officers, employees or consultants ("Insider") (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Company. Except as set forth on Schedule 6.3, no part of the property or assets of Company or any direct or indirect subsidiary or affiliate of Company is used by the Bennetts or any Shareholder, except in connection with the business of the Company. For purposes of this Agreement, the "ordinary course of business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency). Amounts or liabilities owed to or to be incurred on behalf of Insiders required to be disclosed on Schedule 6.3 are referred to collectively as the "Insider Obligations."

         6.4 Capitalization. All of the presently authorized, issued and outstanding shares of capital stock of Company and the names and addresses of the record and beneficial owners thereof are as set forth on Schedule 6.4. Except as set forth on Schedule 6.4 there are no outstanding subscriptions, options, warrants, calls, conversion rights, exchange rights, purchase rights, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which Company or any Shareholder is or may become obligated to issue, assign, sell or otherwise cause to become outstanding or transfer any shares of the capital stock of Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, other than the Company's 401(k) program, which does not invest any funds in securities of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

        6.5 Financial Statements. Company has delivered to Purchaser copies of the following financial statements prepared by management of the Company (collectively called the "Financial Statements"), all of which are complete and correct in all material respects, have been prepared from the books and records of Company in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly and reasonably present the financial condition of Company as at their respective dates and the results of its operations for the periods covered thereby:

             6.5.1 unaudited balance sheets of Company as at December 31, 1998 (the "Balance Sheet"), and June 30, 1998, 1997 and 1996 unaudited statements of earnings and source and uses of cash for the years then ended; and

                                       5


             6.5.2 unaudited statements of earnings and sources and uses of cash for the periods ended December 31, 1998 and June 30, 1998.

    Such statements of earnings do not contain any items of special or non-recurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

        6.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the face of the Balance Sheet or depicted in the Financial Statements (excluding the notes thereto), as of December 31, 1998 (the "Balance Sheet Date"), Company has no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Company's income, for the period prior to the close of business on the Balance Sheet Date or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable. On the Balance Sheet and in the Financial Statements as of the Balance Sheet Date, the inventory of the Company identified thereon shall be and is good and saleable inventory in the ordinary course of business and all accounts receivable are either good and collectible or adequately and reasonably reserved against. None of the Company's employees is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Balance Sheet Date except as disclosed on the face of the Balance Sheet (excluding the notes thereto).

        6.7 Taxes. All tax returns required to be filed in connection with all taxes imposed by any taxing authority, and all taxes which are immediately due or payable by Company, have been accurately prepared and duly and timely filed and, if applicable, paid and all deposits required by law to be made by Company with respect to employees' withholding taxes have been duly made. Company has no tax deficiency or claim outstanding, proposed or assessed against it.

        6.8 Absence of Changes or Events. Except as set forth in Schedule 6.8, since the Balance Sheet Date Company has conducted its business only in the ordinary course and has not:

             6.8.1 incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of Company;

                                       6


             6.8.2 discharged or satisfied any material lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

             6.8.3 declared or made any payment of dividends or other distribution to its shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares or capital stock or other securities;

             6.8.4 mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

             6.8.5 sold, transferred, leased to others or otherwise disposed of any of its assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of material value;

             6.8.6 received any notice of termination of any contract, lease or other agreement prior to its expiration date or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or would have a materially adverse effect on the assets, operations or prospects of Company;

             6.8.7 encountered any labor union organizing activity, had any actual or, threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers which could have a material adverse effect on the Company;

             6.8.8 made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Company;

             6.8.9 issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

                                       7


             6.8.10 other than an expenditure in the approximate amount of $18,000 for repair or replacement of a compressor in the Company's Winter Park location, made any capital expenditures or capital additions in excess of an aggregate of $20,000;

             6.8.11  changed its banking or safe deposit arrangements;

             6.8.12 instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Company or its property;

             6.8.13 failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice and ordinary business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price materially in excess of the then current market price or upon terms and conditions materially more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and ordinary business practices prevailing in the industry;

             6.8.14 suffered any change, event or condition which in any case or in the aggregate, has had or may have a materially adverse affect on Company's condition (financial or otherwise), properties, assets, liabilities, operations or prospects, including, without limitation, any change in Company's revenues, costs, backlog or relations with its employees, agents, customers or suppliers;

             6.8.15 entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

             6.8.16 entered into any agreement or made any commitment to take any of the types of action described in Sections 6.8.1 through 6.8.15 above.

        6.9 Litigation. Except as set forth in Schedule 6.9, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Bennett threatened, nor to the knowledge of Bennett does there exist the basis for any such claim, action, or other proceeding against or relating to Company, its officers, directors or employees, its properties, assets or business or the transactions contemplated by this Agreement.

        6.10 Compliance with Laws and Other Instruments. Except as set forth in Schedule 6.10, Company has conducted its business in material compliance with all existing laws, rules, regulations, ordinances, orders, judgments and

                                       8


decrees now or hereafter applicable to its business, properties or operations. Neither the ownership nor use of Company's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Articles of Incorporation or Bylaws as presently in effect, or any lien, encumbrance, mortgage, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Company is a party or by which it may be bound or affected. Bennett is not aware of any proposed regulations, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to its business, operations or properties and which might adversely affect its properties, assets, liabilities, operations or prospects, either before or after the Closing.

        6.11 Title to Properties. Company has good and marketable title to all the properties and assets of every kind or nature, including but not limited to intellectual property, it owns in its business or purports to own, including, without limitation, those reflected in its books and records and in the Balance Sheet (except inventory shown on the Balance Sheet as consignment inventory and except inventory sold after the Balance Sheet Date in the ordinary course of business). None of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise., except (i) as expressly set forth in the Balance Sheet as securing specific liabilities or as otherwise expressly permitted by the terms hereof. Except for the compressor referred in Section 6.8.10, all of the properties and assets owned, leased or used by Company are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of Company and are directly related to the business of Company.

        6.12 Schedules. Attached as Schedule 6.12 is a separate schedule containing an accurate and complete list and description of:

              6.12.1 All real property owned by Company or in which Company has a leasehold or other interest or which is used by Company in connection with the operation of its business, or any other instrument under which Company claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Company has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

              6.12.2 All tangible personal property (other than inventory and supplies), owned, leased or used by Company except for items having a value of less than $2,500 which do not, in the aggregate, have a total value of more than $20,000, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms.

                                       9

              6.12.3 All fire, theft, casualty, liability and other insurance policies insuring Company, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

              6.12.4 All sales agency agreements, distributorship agreements, or agreements providing for the services of an independent contractor to which Company is a party or by which it is bound.

              6.12.5 All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of Company or pursuant to which Company has acquired any substantial portion of its business or assets.

              6.12.6 All contracts, agreements, commitments or other understandings or arrangements to which Company is a party or by which it or any of its property is bound or affected but excluding (A) purchase and sales orders and commitments made in the ordinary course of business involving payments or receipts by Company of less than $5,000 in any single case but not more than $10,000 in the aggregate (exclusive of purchase orders for replacement inventory), and (B) contracts entered into in the ordinary course of business and involving payments or receipts by Company of less than $5,000 in the case of any single contract but not more than $10,000 in the aggregate (exclusive of purchase orders for replacement inventory).

              6.12.7 All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which Company is a party or is bound or which relate to the operation of Company's business.

              6.12.8 The names and current annual salary rates of all persons (including independent commission agents) whose annual compensation (direct or indirect) from Company is currently at the rate of more than $25,000 per annum and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1998; and

              6.12.9 The names of all of Company's directors and officers; the name of each bank in which Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from Company and a summary of the terms thereof.

                                      10


    All of the contracts, agreements, leases, licenses and commitments required to be listed on Schedule 6.12 (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, in full force and effect, no consent or waiver needs to be obtained prior to the Closing in order to prevent a breach thereof, and, except as otherwise specified in Schedule 6.12, after the Closing, Company will be entitled to the full benefits thereof. Except as disclosed in
Schedule 6.12, there is not thereunder any existing default or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights. True and complete copies of all such contracts, agreements, leases, licenses and other documents listed on
Schedule 6.12 (together with any and all amendments thereto) have been delivered or made available to Purchaser. Each of the documents and materials previously delivered to Purchaser or its representatives and the Information, as such term is defined below, whether or not attached to or described in this Agreement as a schedule, are true and correct copies of such items and truthfully, accurately and completely describe or depict the information contained therein. Company and Bennett have caused the same to be provided to Purchaser with the intent that Purchaser rely on the same with regard to the transactions contemplated by this Agreement.

        6.13 Proprietary Rights. Company is the owner of its proprietary rights and property including the Intellectual Property, as defined herein, all of which is set forth on Schedule 6.13.

        6.14 No Guaranties. Company has not guaranteed the obligations or liabilities of any other person, firm or corporation.

        6.15 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of Company are complete and correct in all material respects, and there have been no transactions involving the business of Company which properly should have been set forth therein and which have not been accurately so set forth.

        6.16 Broker's Fees. Company is not obligated to pay any broker's or other finder's fees to any third party in connection with the transactions contemplated by this Agreement.

        6.17 Environmental, Health, and Safety Matters. For purposes of this Agreement, "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

                                      11

              6.17.1 Company has complied and is in compliance with all Environmental, Health, and Safety Requirements.
              6.17.2 Without limiting the generality of the foregoing, Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

              6.17.3 Neither Company nor Bennett has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

              6.17.4 None of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

              6.17.5 Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

              6.17.6 Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

              6.17.7 Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental, Health, and Safety Requirements.

                                      12


              6.17.8 No facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

        6.18 Intellectual Property. For purposes of this Agreement, "Intellectual Property" means (a) any inventions and new technologies (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

              6.18.1 The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Company as presently conducted. Each item of Intellectual Property owned or used by Company immediately prior to the Closing hereunder will be owned or available for use by Company on identical terms and conditions immediately subsequent to the Closing hereunder. Except as provided in Schedule 6.18.1, the Company has taken all reasonably prudent action to maintain and protect each item of Intellectual Property that it owns or uses listed in subpart (b) of Section 6.18.

              6.18.2 Neither the Company nor the Bennetts nor any Shareholder has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor the Bennetts nor any Shareholder, director, officer (nor any employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of any of

                                      13


the directors and officers (and employees with responsibility for Intellectual Property matters) of Company and Bennett, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

              6.18.3 Schedule 6.18.3 identifies each license, trademark, patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Company has delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 6.18.3 also identifies each trade name or unregistered trademark used by Company in connection with of its business. With respect to each item of Intellectual Property required to be identified in Schedule 6.18.3:

        (A) Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

        (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

        (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Company and Shareholders and the directors and officers of Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

        (D) Company has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

              6.18.4 Schedule 6.18.4 identifies each item of Intellectual Property that any third party owns and that Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 6.18.4:

        (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

        (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to above);

                                      14


        (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

        (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

        (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

        (F) to the best of Company's knowledge and Bennett's knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge that affects Company's right to the use of such Intellectual Property;

        (G) to the knowledge of Company or Bennett after diligent inquiry no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

        (H) neither the Company nor the Bennetts nor any Shareholder has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

              6.18.5 To the Knowledge of Company and Bennett, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

    7. REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants to the Shareholders as follows:

        7.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has full power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and to carry on its business as now being conducted and to own, lease or operate its properties.

        7.2 Authorization and Approval of Agreement. All proceedings or actions required to be taken by Purchaser relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

                                      15

        7.3 Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's Articles of Incorporation or Bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement constitutes a valid and binding obligation of Purchaser.

        7.4 Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Purchaser threatened, against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement, and Purchaser does not know or have any reason to be aware of any basis for the same.

        7.5 Broker's Fees. Purchaser is not obligated to pay any broker's or other finder's fees to any third party in connection with the transactions contemplated by this Agreement.

    8.  CONDUCT OF BUSINESS PRIOR TO CLOSING.

        8.1 Consents and Approvals. After the execution of this Agreement and prior to the Closing, Purchaser, Bennett and Company shall undertake to use their best efforts in the exercise of reasonable business judgment to obtain as quickly as reasonably possible all approvals necessary for the transactions contemplated by this Agreement from all necessary regulatory authorities (the "Regulatory Authorities"), Shareholders and other parties, and to comply with all applicable laws which may be applicable to the transactions contemplated by this Agreement.

        8.2 Prior to the Closing, Company shall conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and Company and each Shareholder will use their best efforts in the exercise of reasonable business judgment (i) to preserve the business and organization of Company intact, (ii) to keep available to Purchaser the services of Company's present officers, employees, agents and independent contractors, (iii) to preserve for the benefit of Purchaser the goodwill of the Company as relates to its favorable relations with suppliers, customers, landlords and others having business relations with it, and (iv) to use reasonable efforts in obtaining the consent of any party whose consent may be required by reason of the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing Company will not, without Purchaser's prior written approval:

                                      16


             8.2.1 change its Articles of Incorporation or Bylaws or merge or consolidate or obligate itself to do so with or into any other entity;

             8.2.2 enter into any contract, agreement, commitment or other understanding or arrangement except for those of the type which would not have to be listed and described under Section 6.12.6; or

             8.2.3 perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type (1) described in Sections 6.8.1, .2, .3, .4, .5, .8, .9, .10, .11, .12, .13, .15, or .16 of
this Agreement which would have been inconsistent with the representations and warranties set forth therein had the same occurred after the Balance Sheet Date and prior to the date hereof or (2) described in Section 6.3 of this Agreement which would be required to be set forth on Schedule 6.3 if it had taken place during the past three years.

        8.3 Company shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in Section 6 or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

        8.4 Company shall not cause or permit its total liabilities to increase or decrease other than in the ordinary, reasonable and prudent course of business. Company shall, and Bennett will cause Company to, consult with Purchaser with respect to material changes in the conduct of the business of the Company; provided, however, that nothing contained in this Section 8.4 shall require Company to take or fail to take any action that, in Company's reasonable judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against Company, or is likely to result in losses to Company, or is otherwise likely to prejudice in any material respect or interfere with the conduct of Company's business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Company of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by Purchaser).

        8.5 From the date of this Agreement, Company and the Shareholders shall take no action that would encumber or restrict the Shares or their sale or transfer, except any action by Company to enforce its rights hereunder.

        8.6 From the date of this Agreement, Company and the Shareholders shall not grant any options or other rights or interests in the Shares.

    9.  INVESTIGATION, CONFIDENTIALITY AND EXCLUSIVITY.

                                      17


        9.1 Investigations. Subject to the restrictions of Section 9.2, Company consents to Purchaser commencing a due diligence investigation of the operations and financial status of Company at Purchaser's expense. Upon reasonable notice and during regular business hours, Company will give Purchaser and Purchaser's attorneys, accountants and other representatives full access to Company's officers, directors, employees, independent contractors, counsel, and independent accountants and all properties, documents, contracts, books and records of Company and will furnish Purchaser with copies of such documents (certified by Company's officers if so requested) and with such information with respect to the affairs of Company (all of which are collectively referred to as "Information") as Purchaser may reasonably request from time to time, including without limitation all books and records, references and customer contracts. Purchaser does not assume responsibility for its accuracy or completeness of the Information, whether or not Purchaser independently verifies the Information. Any such furnishing of such Information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto. Subject to the restrictions of Section 9.2, Purchaser shall provide to Company all information reasonably necessary to permit Company to evaluate Purchaser's ability to perform under this Agreement.

        9.2 Confidentiality. Shareholders, Company and Purchaser agree to keep the existence and terms of this Agreement confidential and to keep confidential all information and communications concerning this Agreement, including the fact that any meetings or discussions between Purchaser and Company took place or were scheduled to take place, except to the extent necessary or appropriate in connection with any applicable regulations. The parties contemplate that by virtue of this Agreement, each may come into possession of the other's confidential financial and other business information, and each party agrees that it shall keep such information confidential and shall not engage in any activities which would or could violate the Confidentiality and Non-Disclosure Agreement, a copy of which is attached to this Agreement as Exhibit 9.2, and an original of which has been signed by each party prior to or contemporaneously with its execution and delivery of this Agreement. Each party shall make no disclosure regarding any other party to this Agreement to any person or entity unless it shall have first obtained and delivered to such other party, as applicable, such person's or entity's signature on an original of the attached Confidentiality and Non-Disclosure Agreement and also obtained such other party's written approval for such disclosure.

        9.3 Press Releases. Any public announcement of the pendency of the transactions embodied in this Agreement shall be made only upon receiving the prior written consent from Purchaser and Bennett as to the necessity for the announcement and the text to be used.

        9.4 Disposition of Property Upon Termination. Upon expiration or earlier termination of this Agreement for any reason, each party shall deliver to the other all tangible forms of confidential information, trade secrets and other proprietary property of the other parties which is in its possession or control, and shall certify to the other parties in writing that it has no other such property in its possession or control, and that it has no knowledge of the possession by others of any such property of the other parties previously in its possession or control.

                                      18


        9.5 Exclusivity. As long as the parties are proceeding in accordance with this Agreement, neither party shall have any discussions with any third party concerning any acquisition of control of Company or any investment in or merger with Company.

    10.  DIRECTOR AND SHAREHOLDERS AUTHORIZATIONS.

         10.1 At or prior to the Closing, Company will deliver to Purchaser a copy of the resolutions of the Board of Directors and the resolutions or consents of the Shareholders of Company, together with any and all required resolutions or consents of beneficiaries of Shareholders, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Company.

         10.2 At or prior to Closing, Purchaser will deliver of Shareholders a copy of the resolutions or consents of the Board of Directors of Purchaser, together with any and all resolutions or consents of shareholders of Purchaser, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Purchaser.

    11. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Company and Shareholders shall exert their best efforts in the exercise of reasonable business judgment to cause each such condition to be so fulfilled on or prior to March 29, 1999, or such other date as Purchaser and Company may agree.

         11.1 Approval of Agreement. The Board of Directors and shareholders of Company shall have approved of this Agreement and related documents.

         11.2 Additional Documents. Dale C. Bennett and Purchaser shall have entered into an employment and non-competition agreement in the form attached as Exhibit A.

         11.3 Representations. All representations and warranties of Company and the Shareholders contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein, provided that Company and the Shareholders shall have provided to Purchaser written updates to any disclosures and schedules under this Agreement ("Updates") necessary to make all representations and warranties of Company and the Shareholders contained herein or in any documents delivered pursuant hereto true and correct in all material respects as of the Closing and provided further that the Purchaser approves in writing of such Updates in its sole discretion.

                                      19


         11.4 Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Company or by Shareholders at or before the Closing shall have been duly and properly performed in all material respects, and all documents required to be delivered to Purchaser at or prior to the Closing shall have been so delivered.

         11.5 Diligence. Purchaser shall have completed its due diligence within 30 days after the Effective Date with results satisfactory to Purchaser, provided that Purchaser shall also be satisfied with the results of due diligence with respect to any material events or developments arising subsequent to the 30th day after the Effective Date and prior to Closing.

         11.6 Closing Financial Statements. Purchaser shall be provided by Company with an unaudited balance sheet of Company as at the last day of the month prior to Closing for the period then ended ("Closing Balance Sheet") and all representations, warranties, indemnities and covenants made by Company and/or the Shareholders in this Agreement which relate to the Balance Sheet or the Balance Sheet Date shall similarly be deemed to relate to the Closing Balance Sheet, as the case may be, as though each of such representations, warranties, indemnities and covenants were fully set forth herein as additional representations, warranties, indemnities and covenants containing the words "Closing Balance Sheet" in lieu of the words "Balance Sheet" and the date thereof in lieu of the words "the Balance Sheet Date."

         11.7 Certificate. There shall be delivered to Purchaser a certificate executed by the President and Secretary of Company and by each Shareholders, individually, dated the date of the Closing, certifying that the conditions set forth in this Section 11 have been fulfilled.

         11.8 Good Standing. There shall be delivered to Purchaser a certificate issued by the Florida Division of Corporations attesting to the corporate existence and good standing of Company in the state of Florida.

         11.9 Huntington Bank Confirmation. There shall be delivered to Purchaser written confirmation from Huntington Bank of the total amount owed by Company to Huntington Bank as of Closing including any prepayment or other charges, and complete wiring instructions sufficient to permit Purchaser to pay such amount on or after Closing, which amount shall be not significantly greater (exclusive of interest) than the amount shown on the Closing Balance Sheet.

         11.10 Affiliate Confirmation. There shall be delivered to Purchaser written confirmation from Bennett and the Alice M. Bennett Trust of the amounts owed by the Company to each as of Closing, which amount shall be not significantly greater (exclusive of interest) than the amount shown on the Closing Balance Sheet.

                                      20


         11.11 Short-Term Liability. The Purchaser shall receive confirmation in a form acceptable to it of a certain amount owed by the Company to Tree of Life, Inc. not to exceed $525,000 as of Closing.

         11.12 Opinion. Purchaser shall have received an opinion of Company's counsel, dated the date of the Closing, in form and substance satisfactory to counsel for Purchaser, to the effect that the Company is duly formed, validly existing, and in good standing, this Agreement has been duly authorized on behalf of the Company, Bennett and the Shareholders, and the Agreement has been validly executed and is enforceable against the Company, Bennett and the Shareholders in accordance with its terms, subject to qualifications relating to insolvency laws, equitable principles, and the like.

         11.13 Environmental Report. Purchaser and Bennett shall have received and approved, in its sole discretion, a Phase 1 environmental report relating to conditions on or under all locations at or adjacent to premises used or owned or controlled by Company, the expense of which Purchaser agrees to pay, provided it does not exceed $7,500.

    12. CONDITIONS PRECEDENT TO COMPANY'S AND SHAREHOLDERS' OBLIGATIONS. All obligations of Company and Shareholders at the Closing are subject, at the option of Company and each Shareholder, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its best efforts in the exercise of reasonable business judgment to cause each such condition to be so fulfilled:

         12.1 Representations. All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

         12.2 Covenants. All obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

         12.3 Certificate. There shall be delivered to Shareholders a certificate executed by an officer of the Purchaser, dated the date of the Closing, certifying that the conditions set forth in this Section 12 have been fulfilled, and that Purchaser has received the Updates referred to in Section
11.3 and has chosen to waive any breaches of warranties or representations that may be disclosed in such Updates by electing to close the transaction described herein.

         12.4 Payment to Huntington Bank Insiders, and Short-Term Liability. There shall have been delivered to Shareholders evidence that Purchaser will, simultaneously with the Closing, provide funds to Company, as a capital contribution or loan, sufficient to allow Company to pay (a) to Huntington Bank the amount certified to Purchaser under Section 11.9, (b) to Bennett and The Alice Bennett Trust the amounts referred to in Section 11.10, and (c) Tree of Life the amount referred to in Section 11.11. At Closing, Purchaser shall cause Company to pay such amounts to the respective payees.

                                      21


         12.5 Opinion. Company shall have received an opinion of Purchaser's counsel, dated the date of the Closing in form and substance satisfactory to counsel for Company, to the effect that the Purchaser is duly formed, validly existing, and in good standing, this Agreement has been duly authorized on behalf of the Purchaser, and the Agreement has been validly executed and is enforceable against the Purchaser in accordance with its terms, subject to qualifications relating to insolvency laws, equitable principles, and the like.

         12.6 Purchase Price. Shareholders shall have received at Closing payment of the first installment of the Purchase Price in accordance with
Section 2.

         12.7 Phantom Stock Plan. The Company shall adopt, simultaneously with the Closing, a Phantom Stock Plan on the terms set forth in Schedule 12.7 and the following individuals will be eligible for such plan: John Asher, Kirk Bennett, Chad Bennett, Karen Antonelli, Debby Swoboda, and Steve Nelson.

    13. INDEMNIFICATION. Purchaser agrees to indemnify Company and the Shareholders and Company agree to indemnify Purchaser, in connection with this transaction, against all expenses, losses, claims, damages and liabilities, including without limitation expenses of investigating the foregoing, expenses of appearing in any action or legal proceeding to which any indemnitee may become subject in order to defend against the foregoing, expenses of preparing for any such action or proceeding, and reasonable counsel fees and disbursements (collectively, "Liabilities") which result from or arise from or are based upon, the matters as set forth below. The indemnification provisions of this Agreement shall apply equally to Purchaser, Purchaser's members, officers, directors, agents, employees and affiliates and each person, if any, who controls Purchaser or any of Purchaser's affiliates (collectively, the "Purchaser Indemnitees") and to Shareholders, Company and its officers, directors, agents, employees and affiliates, the beneficiaries of Shareholders, and each person, if any, who controls Company, Shareholders, beneficiaries of the Shareholders or any of their affiliates (collectively, the "Company Indemnitees").

         13.1 By Shareholders. Shareholders hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for) any and all Liabilities suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or non-fulfillment of any covenant by Shareholders or any one of them contained herein.

         13.2 By Purchaser. Purchaser hereby agrees to indemnify and hold Shareholders harmless from, against and in respect of (and shall on demand reimburse Shareholders for) any and all Liabilities resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein.

                                      22


         13.3 Procedure. Promptly after any person entitled to indemnification hereunder receives notice of the commencement of any proceeding, such person will give notice in writing to the indemnifying party, which must be given within two years after the Closing. The indemnifying party will without being deemed to have admitted any liability assume the defense, including the employment of and payment of such counsel's fees and disbursements. Should the person entitled to indemnification reasonably determine that separate counsel is necessary (whether due to the existence of different defenses, potential conflicts of interest or otherwise), or if the indemnifying party has not assumed the defense, then the person entitled to indemnification may, employ separate counsel, and the indemnifying party shall pay such counsel's reasonable fees and disbursements as incurred. In the event of any proceedings in connection with this Agreement, each party agrees that, if requested, it or its representatives will testify or otherwise assist each other party in preparing for testimony.

         13.4 Contribution. If any indemnification or reimbursement sought pursuant to this Agreement is held by a court to be unenforceable for any reason other than the express terms of this Agreement (for example, but not by way of limitation, enforcement is against public policy), then Purchaser, Bennett, Shareholders and Company agree, to contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to Purchaser and Company in connection with the transaction or transactions contemplated by this Agreement.

    14. OFFSET. In addition to any other remedy, Purchaser shall be entitled, upon any breach of this Agreement by Company or Shareholders, to offset against Purchaser's obligations to Company, Bennett, any Shareholder, or any Affiliate of the foregoing, the amount of damages, losses or expenses estimated by Purchaser to arise from such breach. Without limiting the foregoing, Purchaser may exercise this right of offset for any amount by which the actual liabilities of Company as of the close of business on the last day of the month preceding the Closing exceed the liabilities on such date as certified by Company.

    15. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements, representations, warranties, indemnities, covenants and agreements made by each of the parties hereto shall survive after the Closing for a period of two years after the Closing.

    16. NOTICES. Any and all notices, offers, demands or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or on the tenth business day after mailed by first class registered or certified United States mail, return receipt requested, addressed to the parties at the addresses set forth herein (or at such other address as any party may specify by notice to all other parties given as aforesaid). Copies of any notice sent to Purchaser must be sent to:
Scott DeWald, Esq., Lewis and Roca LLP, 40 North Central Avenue, Phoenix, Arizona 85004. Copies of any notice sent to Company or Shareholders must be sent to: Dale C. Bennett, 430 North Orlando Avenue, Winter Park, Florida 32789 and Douglas Starcher, Esq., Broad and Cassel, 390 North Orange Avenue, Suite 1100, Orlando, Florida 32801.

                                      23


    17.  LEGAL AND OTHER COSTS.

         17.1 In the event that any party defaults (the "Defaulting Party") in his, her or its obligations under this Agreement and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce his, her or its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees and costs) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

         17.2 Expenses. Each party shall be solely responsible for its respective expenses incurred in regard to the negotiation and drafting of this Agreement as well as the obligations to be undertaken by the respective parties in accordance with this Agreement and the proposed transactions described herein.

    18.  MISCELLANEOUS.

         18.1 This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

         18.2 No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         18.3 This Agreement shall be binding upon and inure to the benefit of each party hereto, its, his or her successors, assigns, heirs and personal representatives.

         18.4 The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

         18.5 Without further consideration each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

         18.6 Shareholders will pay all sales, transfer and documentary taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Purchaser hereunder.

                                      24


         18.7 This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

         18.8 This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws in force in the State of Arizona. Venue for any litigation arising thereunder shall lie in the state and federal courts situated in either Maricopa County, Arizona or Orange County, Florida.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                           FOOD FOR HEALTH CO., INC.,
                           an Arizona corporation


                           Jerry Fleming
                           --------------------------
                         Jerry Fleming, President


                           Michael Shandler
                           ---------------------------
                           Michael Shandler, Secretary



                           CHAMBERLIN NATURAL FOODS, INC.
                           a Florida corporation


                           Dale Bennett
                           ---------------------------
                           Dale Bennett, President



                           BENNETT


                           Dale C. Bennett
                           ---------------------------
                           Dale Bennett



                                      25



                           SHAREHOLDERS


                           Kirk D. Bennett
                           ---------------------------
                           Kirk D. Bennett
                         Address: 2307 River Tree Cir.
                                    Sanford, FL 32771



                         Chad W. Bennett
                           ---------------------------
                           Chad W. Bennett
                           Address: 304 Cynthia Ct.
                                    Maitland, FL 32751



                           Dale C. Bennett
                           ---------------------------
                           Dale C. Bennett, Trustee for the
                           Alice M. Bennett Irrevocable Trust
                           dated August 8, 1991
                           Address: 285 Chiswell Pl.
                                    Heathrow, FL 32746




                           Dale C. Bennett
                           ---------------------------
                           Dale C. Bennett, Trustee of the
                           Dale C. Bennett Revocable Trust
                           dated August 8, 1991
                           Address: 285 Chiswell Pl.
                                    Heathrow, FL 32746



                                      26




                           Kirk D. Bennett
                           ---------------------------
                           Kirk D. Bennett as Trustee of the
                           Dale C. Bennett Irrevocable Trust No. 1
                           Address: 2307 River Tree Cir.
                                    Sanford, FL 32771


                           Chad W. Bennett
                           ---------------------------
                           Chad W. Bennett as Trustee of the
                           Dale C. Bennett Irrevocable Trust No. 1
                           Address: 304 Cynthia Ct.
                                    Maitland, FL 32751





                                      27



                                SCHEDULE 6.4



                                               Percentage      Shares
                                               ----------      ------
Dale C. Bennett  Revocable Trust                 44.95%          899
Dale C. Bennett Irrevocable Trust No. 1          23.10%          462
Alice M. Bennett Revocable Trust                 18.75%          375
Kirk D. Bennett                                   6.60%          132
Chad W. Bennett                                   6.60%          132
                                                ------          ----
Total Shares                                    100.00%         2000



                                      28





                                  SCHEDULE 6.8


    Compensation expense increased in the aggregate amount of $29,000 since December 31, 1998.


                                      29